EXHIBIT 99.1

Arbutus Initiates International Patent Infringement Enforcement Actions Against Pfizer and BioNTech, Receives First Payment From Moderna Settlement Agreement and Announces Intent to Return Capital to Shareholders

Arbutus and its exclusive licensee, Genevant, filed three international lawsuits seeking to enforce patents protecting their innovative lipid nanoparticle (“LNP”) technology against Pfizer and BioNTech

Received approximately $178M from Moderna as Arbutus’ share of the noncontingent payment under the March 2026 Settlement Agreement resolving litigation over Moderna’s infringement of Arbutus’ LNP patents

Anticipates receipt of a dividend from Genevant in Q3 2026

Expects to return up to approximately $230M in capital to Arbutus shareholders

WARMINSTER, Pa., July 16, 2026 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company focused on infectious disease, and its exclusive licensee, Genevant Sciences GmbH (“Genevant”) (a subsidiary of Roivant Sciences Ltd. (Nasdaq: ROIV)), today announced the filing of three international lawsuits seeking to enforce patents protecting their innovative LNP technology against Pfizer Inc., BioNTech SE and certain of their affiliates (together, “Pfizer/BioNTech”). Arbutus and Genevant are seeking monetary relief, as well as injunctions against Pfizer/BioNTech’s mRNA-LNP COVID-19 vaccines and any other products that would infringe the asserted patents.

The cases are:

  Canada: Federal Court of Canada File No. T-3200-26, seeking a permanent injunction and damages or, if Arbutus and Genevant elect, an accounting of Pfizer/BioNTech’s profits, attributable to infringement of Canadian Patent No. 2,721,333
  Unified Patent Court (“UPC”): Case PR-UPC-CFI-0002562/2026, seeking permanent injunctions, as well as monetary damages, which can include recovery of Pfizer/BioNTech’s unfair profits from infringement of EP 4 241 767
  UPC: Case PR-UPC-CFI-0002566/2026, seeking permanent injunctions, as well as monetary damages, which can include recovery of Pfizer/BioNTech’s unfair profits from infringement of EP 4 495 237

The UPC actions seek relief for: Austria, Belgium, Bulgaria, Denmark, Estonia, Finland, France, Germany, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovenia, Spain, and Sweden.

Today’s actions expand on Arbutus and Genevant’s ongoing enforcement proceeding in the U.S. District Court for the District of New Jersey, seeking fair compensation for Pfizer/BioNTech’s infringement of five U.S. patents in the manufacture and sale of Pfizer/BioNTech’s mRNA-LNP COVID-19 vaccines.

Arbutus also announced today the receipt on July 8, 2026 of approximately $178M from Moderna, Inc. (“Moderna”), representing the Company’s share of the noncontingent payment under the settlement agreement entered into with Moderna to resolve all global patent infringement litigation with Moderna related to Moderna’s COVID-19 vaccines. The payment from Moderna includes reimbursement of the Company’s litigation costs in accordance with the Company’s license agreement with Genevant. Arbutus also expects to receive a dividend from Genevant’s parent in Q3 2026, related to its ownership of approximately 16% of the outstanding common equity of Genevant’s parent.

Arbutus is also announcing that it expects to return capital to shareholders commencing in Q3 2026 through repurchases of up to approximately $230M of the Company’s common shares, which repurchases may come in the form of a tender offer (including a modified “Dutch Auction” tender offer), open market purchases, privately negotiated transactions, accelerated share repurchases or other means. The specific form(s) of any such transaction(s) remains subject to the approval of the Company’s board of directors. Any repurchase will not commence until after receipt of the expected dividend from Genevant’s parent in Q3 2026. No assurance can be given that any such repurchase activity will occur in Q3 2026, or at all.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The Company is currently developing imdusiran (AB-729) and an oral PD-L1 inhibitor (AB-101) for the treatment of chronic hepatitis B infection. The Company is also consulting closely with and supporting its exclusive licensee, Genevant Sciences, to protect and defend its intellectual property, which is the subject of an ongoing lawsuit against Pfizer/BioNTech for use of Arbutus’ patented lipid nanoparticle technology in their COVID-19 vaccines. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements and forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Canadian securities laws (collectively, forward-looking statements) relating to future periods, including statements about the Company’s plans with respect to ongoing patent litigation matters; the Company’s receipt of a dividend from Genevant’s parent, and the timing thereof; and the Company’s expectation to return capital to shareholders, including the expected form and timing thereof.

The forward-looking statements contained in this press release are subject to a number of material factors that could cause actual results to differ materially, including the risk that the Company may not receive the expected dividend from Genevant’s parent on the terms or within the time expected, and that that the Company may determine not to proceed with a return of capital to shareholders for any reason. With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the timing and terms for the receipt of the expected dividend from Genevant’s parent, the Company’s financial performance, and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to uncertainties associated with litigation generally and patent litigation specifically, and significant business, economic, competitive, market and social uncertainties and contingencies. Actual results could differ materially from those currently anticipated.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedarplus.ca and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Arbutus Biopharma Corporation / ir@arbutusbio.com